EXHIBIT 5.1

Jolie Kahn, Esq.

430 Park Avenue, 19th floor

New York, NY 10022

October 9, 2026

FingerMotion, Inc.

700 S. Rosemary Ave., Ste 204

West Palm Beach, Florida 33401

Re:	Registration Statement on Form S-1 (File No. 333-298698)

Ladies and Gentlemen:

We have acted as counsel to FingerMotion, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-298698) and the accompanying prospectus (together, the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2026 under the Securities Act of 1933, as amended (the “Act”), as amended by Amendment No. 1 filed solely to include this opinion. The Registration Statement relates to the resale, from time to time, by Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (the “Selling Stockholder”) of up to 25,521,564 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of the Company. As described in the Registration Statement, the Shares consist of (i) shares of Common Stock issuable upon conversion of a senior secured convertible note dated August 12, 2026 in the outstanding principal amount of $5,000,000 (the “Note”), representing 150% of the maximum number of shares of Common Stock issuable upon conversion of the Note, determined as if the Note were converted in full as of the trading day immediately preceding the initial filing of the Registration Statement, without regard to any limitations on conversion, and (ii) 4,092,993 shares of Common Stock issuable upon exercise of a warrant issued as of the same date (the “Warrant”). The Note and the Warrant were issued pursuant to a Securities Purchase Agreement dated August 12, 2026 (the “Purchase Agreement”), between the Company and the Selling Stockholder. You have requested our opinion as to certain matters under the General Corporation Law of the State of Delaware (the “DGCL”).

For the purpose of rendering our opinion, we have been furnished and have reviewed the following documents:

(i) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 23, 2014, as amended by the Certificate of Designation filed with the Secretary of State on May 16, 2017, the Certificate of Amendment filed with the Secretary of State on June 21, 2017, and the Certificate of Revival filed with the Secretary of State on August 26, 2020 (collectively, the “Certificate of Incorporation”);

(ii) the Amended and Restated Bylaws of the Company in effect since August 20, 2021 (the “Bylaws”);

(iii) the Registration Statement;

(iv) the Purchase Agreement;

(v) the Note;

(vi) the Warrant;

(vii) the Registration Rights Agreement relating to the Note and the Warrant (the “Registration Rights Agreement”); and

(viii) all other documents executed in connection therewith; all documents executed and delivered therewith eing knows as the “Transaction Documents”.

We have not reviewed any documents other than the documents listed above. In particular, we have not reviewed any document, other than those listed above, that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinion stated herein. We have conducted no independent factual investigation of our own, but have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

For purposes of this opinion, we have assumed: (i) that each of the parties to the Transaction Documents other than the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) that each such other party has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder; (iii) that each of the Transaction Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its terms; (iv) that each of the Transaction Documents has been duly authorized, executed and delivered by each party thereto other than the Company; (v) that, prior to the issuance of any Shares, the Company will have received the consideration specified in the Board Resolutions, the Purchase Agreement, the Note and the Warrant, which consideration is not and will not be less than the aggregate par value of such Shares; (vi) that, as of the time of any issuance of Shares, the issuance will be duly recorded in the stock ledger of the Company and that, upon issuance, either (a) one or more certificates representing such Shares, containing all legends required by Section 151(f) of the DGCL, will be duly executed and delivered, or (b) if the Shares are uncertificated pursuant to a duly adopted Board resolution, a duly authorized officer will deliver the notice required by Section 151(f) of the DGCL, including any notice or legend required by Section 202 of the DGCL; (vii) that at the time any Shares are issued, the aggregate number of shares of Common Stock then issued, subscribed for or otherwise committed for issuance will not exceed the number of shares of Common Stock the Company is then authorized to issue under the Certificate of Incorporation; and (viii) that neither any party to the Transaction Documents nor any person acquiring Shares upon conversion of the Note or exercise of the Warrant is an “interested stockholder” of the Company within the meaning of Section 203 of the DGCL.

Based upon and subject to the foregoing, and upon our review of such matters of law as we have deemed necessary, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when issued upon conversion of the Note or exercise of the Warrant, as applicable, in accordance with the terms of the Note or the Warrant, the Board Resolutions and the other applicable Transaction Documents, will be validly issued, fully paid and non-assessable under the DGCL.

The foregoing opinion is subject to the following exceptions, limitations and qualifications:

A. This opinion is limited to the DGCL currently in effect. We express no opinion on the laws of any other state or jurisdiction, including federal or state securities laws, or on the rules of any stock exchange or other regulatory body. We express no opinion as to the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules promulgated thereunder.

B. This opinion does not cover any agreement or document referred to in, annexed to, or incorporated by reference into any Transaction Document, except the documents expressly listed above.

C. This opinion speaks only as of its date. We have no obligation to update it for changes in law or fact after the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Jolie Kahn
Jolie Kahn, Esq.